Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

NewGenIvf Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares underlying warrants with an exercise price of $0.913 per share	457(g)	23,305,669	$0.913		$21,278,075.80	$0.00014760	$3,140.64
	Equity	Class A Ordinary Shares underlying the notes	457(g)	108,789,090	$0.63	(2)	$68,537,126.70	$0.00014760	$10,116.08	–	–	–	–
	Equity	Class A Ordinary Shares	457(g)	7,330,500	$0.63	(2)	$4,618,215.00	$0.00014760	$681.65	–	–	–	–
Fees Previously Paid	–	–	–	–	–		–	–	–
Carry Forward Securities
Carry Forward Securities									–
	Total Offering Amounts						$94,433,417.50		$13,938.37
	Total Fees Previously Paid								$740.54
	Total Fee Offsets								$0
	Net Fee Due								$13,197.83

(1)	Rounded up to the nearest cent.

(2)	The closing price of the Company’s Class A Ordinary Shares as of September 26, 2024.